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                                                   OTHER EXHIBITS - EXHIBIT 2(b)
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Writer's Direct Number
(713) 831-2738
                                February 3, 2000


American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-6, File No. 333-90787 ("Registration Statement") of Separate Account VL-R ("Separate Account VL-R") of American General Life Insurance Company ("AGL") covering an indefinite number of units of interest in Separate Account VL-R under Platinum Investor (SM) Survivor (policy form No. 99206) flexible premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account VL-R as described in the prospectus included in the Registration Statement.

I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the prospectus. In my opinion:

     The Illustrations of Hypothetical Policy Benefits appearing on pages 26 and 27 of the Prospectus (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which these Illustrations are based, including the current charges and the .20% and .30% reductions in the daily charges after a specified number of years, are stated in the prospectus and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for preferred risk (the best premium class offered by AGL) non-tobacco user males and females both age 55, than to prospective purchasers of Policies for males and females at other ages within this premium class or any other premium class. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Accounting and Actuarial Experts" in the prospectus.


                                          /s/  ROBERT M. BEUERLEIN
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                                          Robert M. Beuerlein
                                          Senior Vice President & Chief Actuary